Exhibit 5.2

                     LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.
                              125 WEST 55TH STREET
                             NEW YORK, NY 10019-5389


                                      March 25, 2004

Idaho Power Company
1221 West Idaho Street
Boise, Idaho  83702-5627

Ladies and Gentlemen:

          We have acted as counsel to Idaho Power Company, an Idaho corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-3, File No. 333-103812 (the "Registration Statement") on March 14, 2003 with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to $300,000,000 in aggregate principal amount of its (i) serial preferred stock, without par value (the "Preferred Stock"); (ii) unsecured debt securities (the "Debentures"); and (iii) first mortgage bonds (the "Bonds") (with the Debentures referred to as the "Debt Securities" and the Debt Securities collectively with the Preferred Stock referred to as the "Offered Securities"). The Registration Statement was declared effective on March 24, 2003; the prospectus included therein, dated March 24, 2003, has been supplemented by a prospectus supplement, dated April 15, 2003 (the "Prospectus Supplement"), relating to $250,000,000 First Mortgage Bonds, Secured Medium-Term Notes, Series E (the "Medium-Term Notes") and pricing supplements nos. 1 through 12, each dated May 8, 2003, relating to $140,000,000 aggregate principal amount of Medium-Term Notes, $70,000,000 4.25% Series due 2013 and $70,000,000 5.50% Series due 2033, and
pricing supplements nos. 13 and 14, each dated March 23, 2004, relating to $50,000,000 aggregate principal amount of Medium-Term Notes, 5.50% Series due 2034 (the "2034 Notes") (pricing supplements nos. 1 through 14 being collectively referred to as the "Pricing Supplements" and the prospectus as supplemented by the Prospectus Supplement and the Pricing Supplements being referred to as the "Prospectus").

          The 2034 Notes will be issued pursuant to the Indenture of Mortgage and Deed of Trust dated as of October 1, 1937 (the "Mortgage") between the Company and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company) and R.G. Page (Stanley Burg, successor individual trustee), as trustees, as supplemented by all indentures supplemental thereto, including the Thirty-seventh Supplemental Indenture, dated as of April 1, 2003, relating to the Medium-Term Notes.

          For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and the Prospectus; (ii) the Restated Articles of Incorporation, as amended, and Amended Bylaws of the Company; (iii) the Mortgage; (iv) the Selling Agency Agreement, dated April 15, 2003 (the "Agency


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Idaho Power Company
March 25, 2004
Page 2

Agreement") between the Company and Banc of America Securities LLC, Banc One Capital Markets, Inc., McDonald Investments Inc., U.S. Bancorp Piper Jaffray Inc., Wachovia Securities, Inc. and Wells Fargo Brokerage Services, LLC, as agents, relating to the Medium-Term Notes; (v) resolutions adopted by the Board of Directors of the Company relating to the Registration Statement, the Medium-Term Notes in general and the 2034 Notes in particular and (vi) such other instruments, certificates, records and documents, and such matters of law, as we have considered necessary or appropriate for the purposes hereof. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid Registration Statement, Prospectus, Restated Articles of Incorporation, Amended Bylaws, Mortgage, Agency Agreement, resolutions, instruments, certificates, records and documents. We have also assumed the regularity of all corporate procedures.

          Based upon and subject to the foregoing, and subject to the further qualifications and limitations expressed below, we are of the opinion that the issuance of the 2034 Notes has been duly authorized by the Company, and when the 2034 Notes shall have been executed, authenticated, issued and delivered in accordance with the terms and provisions of the Mortgage and paid for as contemplated in the Agency Agreement and Pricing Supplements Nos. 13 and 14, the 2034 Notes will be legally issued, valid and binding obligations of the Company enforceable against the Company in accordance with their terms and will be entitled to the benefits of the security provided by the Mortgage, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting mortgagees' and other creditors' rights generally and to general principles of equity, regardless of whether such principles are considered in a proceeding in equity or at law.

          With respect to this opinion, we do not hold ourselves out as experts on the laws of any state other than the State of New York. Our opinions expressed above are limited to the laws of the State of New York and the federal laws of the United States. Insofar as this opinion involves matters of the law of the State of Idaho, we have relied upon an opinion of even date herewith addressed to you by Robert W. Stahman, Vice President, General Counsel and Secretary of the Company.

          We hereby consent to the filing of this opinion as an exhibit to the Company's Current Report on Form 8-K dated March 25, 2004. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.


                                      Very truly yours,

                                      /s/ LeBoeuf, Lamb, Greene & MacRae, L.L.P.